UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 17, 2008

CITIZENS FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-13222	23-2265045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 South Main Street, Mansfield, PA		16933
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(570) 662-2121

N/A
(Former name or former address, if changes since last report.)

ITEM 2.06  MATERIAL IMPAIRMENTS

Citizens Financial Services, Inc. (the “Company”) determined that, as a result of actions taken on September 7, 2008 by the United States Treasury Department and the Federal Housing Finance Agency with respect to the Federal Home Loan Mortgage Corporation (“Freddie Mac”), it will record an other-than-temporary impairment and take a non-cash charge to its earnings for the third quarter of 2008 related to its investments in preferred equity securities issued by Freddie Mac.    The value of these securities has decreased materially and it is unclear if, or when, their financial condition will improve.  The Company will record a non-cash, other-than-temporary impairment charge of approximately $2.2 to $2.5 million in the third quarter relating to its investments in these preferred stocks, before any potential tax benefit.  The Company does not own any common stock or other equity securities issued by Freddie Mac or Fannie Mae.  After the write-down of these securities, the Company and its subsidiary, First Citizens National Bank, will both remain “well-capitalized” under regulatory standards.

Citizens Financial Services, Inc.

September 17, 2008	By:	/s/ Mickey L. Jones
Mickey L. Jones
Executive Vice President and Chief Financial Officer